Exhibit 99.2

MACROVISION SOLUTIONS CORPORATION UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL DATA

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 assumes the business combination between Macrovision Corporation (“Macrovision”) and Gemstar-TV Guide International, Inc. (“Gemstar”) occurred on January 1, 2007. The unaudited pro forma combined balance sheet as of December 31, 2007 assumes the business combination had been completed on December 31, 2007. The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Macrovision and Gemstar after giving effect to the acquisition of Gemstar by Macrovision using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. You should read this information in conjunction with the:

•	Accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•

Separate audited historical consolidated financial statements of Macrovision as of and for the fiscal year ended December 31, 2007, included in Macrovision’s annual report on Form 10-K/A for the fiscal year ended December 31, 2007;

•

Separate audited historical consolidated financial statements of Gemstar as of and for the fiscal year ended December 31, 2007, included in Gemstar’s annual report on Form 10-K for the fiscal year ended December 31, 2007.

The acquisition has been accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, has been preliminarily allocated to the net tangible and intangible assets of Gemstar based on their estimated fair values. Macrovision’s management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. The allocation of the estimated purchase price is preliminary pending finalization of various estimates and analyses. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of purchase consideration and fair values attributable to the merger, the actual amounts recorded for the merger may differ from the information presented. The estimation and allocations of purchase consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. Additionally, the fair value of assets acquired and liabilities assumed may be materially impacted by the results of Gemstar’s operations up to the date of completion of the acquisition. A final determination of fair values will be based on the actual net tangible and intangible assets of Gemstar that will exist on the date of completion.

Macrovision Solutions Corporation intends to dispose of Gemstar’s Publishing operations after the consummation of the acquisition. The unaudited pro forma combined financial statements include adjustments to separately disclose the financial position and exclude the results of operations of the Publishing business.

The unaudited pro forma combined financial statements also include adjustments to include the acquisitions of All Media Guide, SPDC Blu-Ray technology and Aptiv as if they had been completed on January 1, 2007 and the exit from the Hawkeye anti-piracy service as if it had been effective on January 1, 2007.

The historical results of operations from continuing operations presented for Macrovision Corporation for the year ended December 31, 2007 exclude the results of its Software and Games businesses, which were discontinued as of December 31, 2007. The historical balance sheet for Macrovision as of December 31, 2007 has separately disclosed the financial position of its Software and Games assets and liabilities as held for sale.

The unaudited pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the merger had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that Macrovision Solutions Corporation believes are reasonable.

The unaudited pro forma condensed combined financial statements do not include any adjustments for:

•	any integration activities, as management is in the process of making these assessments and estimates of these costs are not currently known, or

•	any operating efficiencies or cost savings.

There were no significant intercompany balances or transactions between Macrovision and Gemstar as of the dates and for the periods of these pro forma combined financial statements. Certain reclassification adjustments have been made to conform Macrovision’s and Gemstar’s historical reported balances to the pro forma condensed combined financial statement basis of presentation.

MACROVISION SOLUTIONS CORPORATION UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET AS OF DECEMBER 31, 2007

(in thousands)

	Historical		Pro Forma Adjustments
	Macrovision	Gemstar	Gemstar Acquisition		Other Adjustments		Financing Adjustments		Pro Forma Combined

ASSETS:
Current assets:
Cash and cash equivalents	$134,070	$516,988	$(1,188,546	)(a)	$201,898	(q)(r)	$617,300	(t)	$281,710
Short-term investments	248,194	88,430	(336,624	)(b)	—		—		—
Accounts receivable, net	44,327	81,628	—		(23,274	)(r)	—		102,681
Deferred tax assets	4,563	33,124	(22,096	)(c)	—		—		15,591
Restricted cash	—	32,100	—		—		—		32,100
Prepaid expenses and other current assets	12,135	21,559	—		(6,449	)(r)	—		27,245
Assets held for sale	79,503	—	—		(79,503	)(q)	—		—
Publishing assets held for planned disposal	—	—	—		32,452	(r)	—		32,452

Total current assets	522,792	773,829	(1,547,266)		125,124		617,300		491,779
Long-term marketable investment securities	57,025	—	(57,025	)(d)	—		—		—
Deferred tax assets, non-current	57,850	72,016	(72,016	)(e)	(57,850	)(s)	—		—
Property and equipment, net	10,011	80,451	—		(3,943	)(r)	—		86,519
Other intangibles from acquisitions, net	69,574	143,378	1,091,592	(f)	—		—		1,304,544
Patents and other assets	20,697	15,455	—		(184	)(r)	32,700	(t)	68,668
Taxes receivable	—	8,808	—		—		—		8,808
Goodwill	199,209	262,591	1,037,946	(g)	—		—		1,499,746

Total assets	$937,158	$1,356,528	$453,231		$63,147		$650,000		$3,460,064

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$6,157	$31,269	$—		$(15,953	)(r)	$—		$21,473
Accrued expenses	42,468	93,795	11,865	(h)	—		—		148,128
Current portion of deferred revenue	7,494	122,922	(65,938	)(j)	(55,150	)(r)	—		9,328
Liabilities held for sale	27,959	—	—		(27,959	)(q)	—		—
Publishing liabilities held for planned disposal	—	—	—		93,605	(r)	—		93,605

Total current liabilities	84,078	247,986	(54,073)		(5,457)		—		272,534
Long-term debt	240,000	—	—		—		650,000	(t)	890,000
Taxes payable, non-current	57,026	19,262	—		—		—		76,288
Capital lease obligations, non-current	400	11,456	—		—		—		11,856
Deferred revenue, non-current	—	329,871	(302,160	)(k)	(20,023	)(r)	—		7,688
Deferred tax liabilities, non-current	—	—	453,028	(i)	(57,850	)(s)	—		395,178
Other non current liabilities	36	50,540	—		(2,479	)(r)	—		48,097

Total liabilities	381,540	659,115	96,795		(85,809)		650,000		1,701,641
Stockholders’ equity:
Common stock	61	4,337	(4,288	)(l)	—		—		110
Treasury stock	(138,448)	(47,783)	186,231	(m)	—		—		—
Additional paid-in capital	478,951	8,454,754	(7,522,902	)(n)	—		—		1,410,803
Accumulated other comprehensive income	12,407	3,262	(3,262	)(o)	—		—		12,407
Retained earnings (deficit)	202,647	(7,717,157)	7,700,657	(p)	148,956	(q)	—		335,103

Total stockholders’ equity	555,618	697,413	356,436		148,956		—		1,758,423

Total liabilities and stockholders’ equity	$937,158	$1,356,528	$453,231		$63,147		$650,000		$3,460,064

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

MACROVISION SOLUTIONS CORPORATION UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007

(in thousands, except per share data)

	Historical		Pro Forma Adjustments						Pro Forma Combined
	Macrovision	Gemstar	Gemstar Acquisition		Other Adjustments		Financing Adjustments
Revenues	$155,685	$627,743	$(51,107	)(u)	$(125,169	)(r)(y)(z)	$—		$607,152
Costs and expenses:
Cost of revenues	17,283	212,545	—		(98,263	)(r)(y)(z)	—		131,565
Amortization of intangibles from acquisitions	5,363	17,129	77,717	(v)	7,602	(y)	—		107,811
Research and development	17,498	45,819	—		973	(y)(z)	—		64,290
Selling and marketing	26,364	132,060	—		(49,414	)(r)(y)(z)	—		109,010
General and administrative	36,459	154,328	—		(15,376	)(r)(y)	—		175,411
Restructuring and asset impairment charges	4,546	—	—		—		—		4,546

Total costs and expenses	107,513	561,881	77,717		(154,478)		—		592,633

Income (loss) from operations	48,172	65,862	(128,824)		29,309		—		14,519
Interest expense	(7,602)	(1,123)	—		—		(61,717	)(t)	(70,442)
Impairment loss on strategic investments	(5,000)	—	—		—		—		(5,000)
Interest income and other, net	23,199	24,044	(46,187	)(w)	(444	)(r)(y)			612

Income (loss) before income taxes	58,769	88,783	(175,011)		28,865		(61,717)		(60,311)
Income tax expense (benefit)	14,637	(84,462)	40,945	(x)	15,373	(x)	(23,453	)(x)	(36,960)

Income (loss) from continuing operations	$44,132	$173,245	$(215,956)		$13,492		$(38,264)		$(23,351)

Income (loss) from continuing operations per share—basic	$0.83	$0.40							$(0.23)

Income (loss) from continuing operations per share—diluted	$0.81	$0.40							$(0.23)

Shares used in computing basic net earnings (loss) per share	53,435	428,313	(379,745)						102,003

Shares used in computing diluted net earnings (loss) per share	54,218	429,884	(382,099)						102,003

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

MACROVISION SOLUTIONS CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

On December 7, 2007, Macrovision announced the acquisition of Gemstar under which each share of Gemstar will receive the right to cash and/or common stock of a new holding company, Macrovision Solutions Corporation (“Holdings”), that will own both Gemstar and Macrovision in a transaction to be accounted for under the purchase method of accounting. The total preliminary estimated purchase price of approximately $2.7 billion includes (i) common stock valued at approximately $1.1 billion, (ii) cash consideration of $1.547 billion and (iii) estimated direct transaction costs of $35.2 million. The purchase consideration is based on a right to receive, at the election of the stockholder, either an amount in cash equal to $6.35 per share or 0.2548 of a share of Holdings common stock. Stock options and restricted stock units outstanding immediately prior to the closing will be cancelled and the holders will be paid cash per share in an amount equal to $6.35 less the exercise price. The unaudited pro forma combined financial statements reflect the issuance of approximately 48,568,000 shares of Holdings common stock, based upon an estimated exchange ratio of 0.2548 shares as of December 7, 2007 and the issuance of $1.547 billion of cash consideration. The aggregate cash consideration will not exceed $1.547 billion. The fair value of Holdings shares issued in the transaction was based on a price of $22.04 per share, which represents the average closing price of Macrovision shares for the five trading days beginning two trading days before and ending two trading days after December 7, 2007, the date on which the acquisition was announced. The actual number of shares of Holdings common stock to be issued will vary based on the actual number of shares of Gemstar common stock outstanding at the close of the transaction.

The following unaudited pro forma condensed combined financial statements give effect to $650 million in new borrowings in order to finance the Gemstar acquisition. The new borrowings include $500 million of five-year term loan and $150 million of seven-year notes. Estimated debt issuance costs are $32.7 million resulting in net proceeds $617.3 million. A 0.125% change in the assumed weighted average interest rate associated with the five-year term loan and seven-year privately placed debt would have approximately a $0.8 million effect on annual expense for the year ended December 31, 2007.

The preliminary estimated total purchase price of the Gemstar acquisition is as follows (in thousands):

Value of Holdings stock issued	$1,070,349
Cash consideration	1,547,000
Direct transaction costs	35,195

Total preliminary estimated purchase price	$2,652,544

Macrovision’s management has made a preliminary allocation of the Gemstar estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. The allocation of the estimated purchase price is preliminary pending finalization of various estimates and analyses. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of purchase consideration and fair values attributable to the merger, the actual amounts recorded for the acquisition may differ from the information presented. The estimation and allocations of purchase consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. Additionally, the fair value of assets acquired and liabilities assumed may be materially impacted by the results of Gemstar’s operations up to the date of completion of the acquisition. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of Gemstar that will exist on the date of completion. Based on preliminary independent valuation and other information currently available, and subject to changes upon completion of the preliminary valuations, the allocation of the preliminary estimated purchase price, the estimated useful lives and related first-year amortization associated with certain assets is as follows (in thousands):

	Preliminary Estimated Purchase Price	First Year Amortization	Estimated Useful Life (Years)
Net tangible assets	$542,537
Deferred tax liabilities	(453,028)
Deferred tax assets	11,028
Acquired in-process research and development	16,500
Goodwill	1,300,537

Preliminary estimated purchase price, excluding amortizable intangible assets	1,417,574
Amortizable intangible assets:
Developed technology	870,160	$66,935	13
Trademarks/Tradenames	158,080	7,904	20
Customer relationships	186,730	18,673	10
Content	20,000	1,333	15

Total preliminary estimated purchase price	$2,652,544	$94,845

A preliminary estimate of $542.5 million has been allocated to net tangible assets acquired. This estimate reflects adjustments of certain Gemstar assets and liabilities to fair value. A preliminary estimate of $1.2 billion has been allocated to amortizable intangible assets acquired. Amortization related to the fair value of amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.

Identifiable intangible assets Developed technology relates to Gemstar’s products and patents across all of their product lines that have reached technological feasibility. Trademarks/Tradenames are primarily related to the TV Guide brand and name not associated with Gemstar’s publishing operation. Customer relationships represent existing contracts that relate primarily to underlying customer relationships. Content represents the database of program listings and descriptions gathered over time. Amortization of identifiable intangible assets will be amortized on a straight-line basis over their estimated useful lives.

Goodwill Approximately $1.3 billion has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the quarter in which the determination is made.

Acquired in-process research and development A preliminary estimate of $16.5 million has been allocated to in-process research and development and will be charged to expense in the period in which the acquisition is closed. Due to its non-recurring nature, the in-process research and development expense has been excluded from the unaudited pro forma condensed combined statement of operations. Gemstar is currently developing new products that qualify as in-process research and development. Projects qualifying as in-process research and development represent those that have not yet reached technological feasibility. Technological feasibility is defined as being equivalent to completion of a beta-phased working prototype in which there is no remaining risk relating to the development.

The final purchase consideration will be accounted for in accordance with the guidance in the Financial Accounting Standards Board’s Emerging Issues Task Force (EITF) No. 99-12 “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination” at the measurement date of the acquisition which is the announcement date, December 7, 2007.

Other Acquisitions The unaudited pro forma combined statement of operations also includes adjustments to reflect several smaller acquisitions which were determined to be individually, and in the aggregate, insignificant in accordance with Securities and Exchange Commission Regulation S-X, Rule 3-05. In December 2007, Macrovision completed the acquisition of All Media Guide Holdings, Inc. (AMG) for purchase consideration of $82.3 million. AMG is one of the world’s largest providers of information databases and metadata for entertainment products (music, movies, and games) as well as solutions that support the recognition, discovery and management of digital media. In November 2007, Macrovision completed its acquisition of SPDC™ (Self-Protecting Digital Content) technology for purchase consideration of $53.6 million which includes warrants valued at $8.4 million. Additional warrants may be issued as contingent consideration on the achievement of certain milestones by December 31, 2008. SPDC forms the basis of BD+, a key element of Blu-ray’s content security platform. In March 2007, Gemstar acquired all of the outstanding shares of privately held PDT Holdings, Inc., which owns 100% of the outstanding shares of Aptiv Digital, Inc. (collectively “Aptiv”) for approximately $16.3 million in cash, after taking into account certain disbursements made at closing, customary working capital adjustments and transaction costs. Aptiv is a provider of software solutions for television set-top boxes.

Dispositions Holdings intends to dispose of Gemstar’s Publishing operations after the consummation of the acquisition. The unaudited pro forma combined financial statements include adjustments to separately disclose the financial position and exclude the results of operations of the Publishing business.

During the fourth quarter of 2007, Macrovision exited its Hawkeye anti-piracy service. The exit from the Hawkeye anti-piracy service did not qualify as a discontinued operation for purposes of Macrovision’s historical financial statements included in its annual report on Form 10-K/A. The unaudited pro forma combined financial statements include adjustments to exclude the results of operations of the Hawkeye anti-piracy service for the year ended December 31, 2007.

The historical results of operations for continuing operations, presented for Macrovision for the year ended December 31, 2007, exclude the results of its Software and Games businesses, which were discontinued as of December 31, 2007. The historical balance sheet for Macrovision as of December 31, 2007 has separately disclosed the financial position of its Software and Games assets and liabilities as held for sale.

Taxes The pro forma combined provision (benefit) for income taxes does not necessarily reflect the amounts that would have resulted had Macrovision and Gemstar filed a consolidated income tax return during the year ended December 31, 2007.

2.	Reclassifications

Certain reclassification adjustments have been made to conform Macrovision’s and Gemstar’s historical reported balances to the pro forma combined financial statement basis of presentation. The adjustments were primarily to reclassify Gemstar’s operating expenses into the following categories: cost of revenues, research and development, selling and marketing, and general and administrative.

3.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the preliminary estimated purchase price, to reflect amounts related to net tangible and intangible assets at an amount equal to the preliminary estimate of their fair values, and to reflect the amortization expense related to the estimated amortizable intangible assets.

There were no payable or receivable balances or transactions between Macrovision and Gemstar as of December 31, 2007 and for the periods of these pro forma combined statements of operations.

The unaudited pro forma combined financial statements do not include liabilities that may result from integration activities which are not presently estimable.

Unaudited Pro Forma Adjustments are as follows:

(a) Adjustments in cash
To reflect a reduction in cash used to fund the Gemstar acquisition	$(1,547,000)
To reflect a reduction in cash used for acquisition costs	(35,195)
To reflect the conversion of investments to cash and cash equivalents	393,649

$(1,188,546)

(b) Adjustments in short-term investments
To reflect the liquidation of short-term investments to cash and cash equivalents	$(336,624)

(c) Adjustments in deferred tax assets
To eliminate Gemstar’s historical deferred tax assets	$(33,124)
To record adjustments to Gemstar’s current deferred tax assets related to acquired assets and liabilities, excluding identifiable intangible assets	11,028

$(22,096)

(d) Adjustments in long-term investments
To reflect the liquidation of long-term investments to cash and cash equivalents	$(57,025)

(e) Adjustments in deferred tax assets, non-current
To eliminate Gemstar’s historical deferred tax assets, non-current	$(72,016)

(f) Adjustments in intangibles from acquisitions, net
To eliminate Gemstar’s historical intangibles from acquisitions, net	$(143,378)
To record the fair value of Gemstar’s identifiable intangible assets acquired, excluding acquired in-process research and development	1,234,970

$1,091,592

(g) Adjustments in intangibles from goodwill
To eliminate Gemstar’s historical goodwill	$(262,591)
To record the fair value of Gemstar’s acquired goodwill	1,300,537

$1,037,946

(h) Adjustments in accrued expenses
To accrue estimated change in control payments and certain employee bonuses payable upon closing	$11,865

(i) Adjustments in deferred tax liabilities
To record adjustments to Gemstar’s non-current deferred tax liabilities, primarily related to identifiable intangible assets	$453,028

(j) Adjustments in current portion of deferred revenue
To adjust Gemstar’s acquired deferred revenue to its fair value	$(65,938)

(k) Adjustments in non-current deferred revenue
To adjust Gemstar’s acquired deferred revenue to its fair value	$(302,160)

(l) Adjustments in common stock
To eliminate Gemstar’s common stock	$(4,337)
To record the par value of shares issued to Gemstar stockholders	49

$(4,288)

(m) Adjustments in treasury stock
To record the cancellation of all shares held in treasury	$186,231

(n) Adjustments in additional paid-in capital
To eliminate Gemstar’s additional paid-in-capital	$(8,454,754)
To record the fair value of shares issued to Gemstar stockholders	1,070,300
To record the cancellation of all shares held in treasury	(138,448)

$(7,522,902)

(o) Adjustments in accumulated other comprehensive income
To eliminate Gemstar’s historical accumulated other comprehensive income	$(3,262)

(p) Adjustments in retained earnings
To eliminate Gemstar’s historical retained earnings	$7,717,157
To record in-process research and development	(16,500)

$7,700,657

(q) To record the closing of the sales of the Software and Games businesses:
Estimated cash proceeds, net of transaction costs	$200,500
Assets held for sale	(79,503)
Liabilities held for sale	27,959

Estimated gain on the sales of Software and Games as reflected in retained earnings	$148,956

(r)    To reflect the planned disposal of Gemstar’s Publishing financial position and results of operations upon the closing of the acquisition. Results of operations for publishing for 2007 included $142.3 million of revenue, $96.9 million of cost of revenues, $50.5 million of sales and marketing expense and $19.5 million of general and administrative expenses.

(s) To reclass Macrovision’s historical non-current deferred tax assets against Gemstar’s non-current deferred tax liabilities to present non-current deferred tax liabilities on a net basis.

(t)     To record the issuance of debt by Macrovision to finance Gemstar acquisition, which represents new borrowings of $650 million. Estimated debt issuance costs are $32.7 million resulting in net proceeds of $617.3 million. Includes $500 million of five-year term loan and $150 million of seven-year notes. Annual interest expense, including amortization of debt issuance costs, is estimated to be $61.7 million.

(u) To eliminate revenue previously amortized from the deferred revenue balance that was adjusted upon acquisition.

(v) Adjustments to amortization of intangibles from acquisitions
For the year ended December 31, 2007:
To eliminate historical amortization from intangibles from acquisitions	$(17,129)
To record amortization of identified intangibles acquired from Gemstar	94,846

$77,717

(w) To reflect forgone interest as a result of investments used to fund the acquisition of Gemstar assuming a 5% annual interest rate.

(x) To adjust income tax expense at a 38% tax rate for pro forma adjustments and eliminate tax benefits taken for the reversal of Gemstar deferred tax valuation allowance.

(y) To record results of operations for the year ended December 31, 2007 related to several immaterial acquisitions, including AMG, SPDC and Aptiv.

(z)    To record the exit from the Hawkeye anti-piracy service as if it had been effective on January 1, 2007. Results of operations for the Hawkeye anti-piracy service for 2007 included $2.8 million of revenue, $4.3 million of cost of revenues, $2.8 million of research and development expense and $1.0 million of selling and marketing expense. The exit from the Hawkeye anti-piracy service did not qualify as a discontinued operation for purposes of Macrovision’s historical financial statements included in its annual report on Form 10-K/A.

4.	Pro Forma Loss from Continuing Operations Per Share

Shares used in computing pro forma combined basic and diluted earnings per share are based on the weighted average outstanding shares of Macrovision common stock for the periods presented, plus the preliminary estimate of 48,568,000 shares of Holdings common stock to be issued to Gemstar stockholders upon consummation of the acquisition (See note 1 to the Holdings Notes to Unaudited Pro Forma Condensed Combined Financial Statements). The actual number of shares of Holdings common stock to be issued will vary up until the closing of the acquisition.